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DYNAMEX INC. AND SUBSIDIARIES
CALCULATION OF NET INCOME PER COMMON SHARE
(In Thousands except Per Share Amounts)
(Unaudited)


                                           Three Months Ended       Nine Months Ended    Nine Months Ended
                                               April 30,               April 30,             April 30,
                                        -------------------------   -----------------    -----------------
                                         1996      1996     1997     1996      1997       1996      1997
                                        -------   ------  -------   ------   --------    -------  --------
                                                 Pro forma                                   Pro forma
Net Income                               $  475   $  612   $1,168   $  390     $2,130    $  890    $2,540
                                         ======   ======   ======   ======     ======    ======    ======

Weighted Average Common shares
   Outstanding                            2,543    3,845    6,961    2,543      6,462     3,845     6,701

Common Share Equivalents Related to
   Options and Warrants                   1,189      648      109    1,189        187       648       159
                                         ------   ------   ------   ------     ------    ------    ------

Common Shares and Common Share
   Equivalents                            3,732    4,493    7,070    3,732      6,649     4,493     6,860
                                         ======   ======   ======   ======     ======    ======    ======

Common Stock Price used under Treasury
   Stock Method                          $ 8.00   $ 8.00   $ 7.94   $ 8.00     $ 9.22    $ 8.00    $ 9.22

Net Income per Common Share              $ 0.13     0.14     0.17   $ 0.10       0.32    $ 0.20      0.37
                                         ======   ======   ======   ======     ======    ======    ======


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